EXHIBIT 10.2.12

ASK JEEVES, INC.
EXECUTIVE MANAGEMENT CASH BONUS PLAN
(Fiscal Year 2005)

This document sets forth the terms of the Ask Jeeves, Inc. Executive Management Cash Bonus Plan for Fiscal Year 2005 (the “Plan”).

Operation of the Plan

Potential Bonus. Participating employees of Ask Jeeves, Inc. (the “Company”) or one of its subsidiaries may be eligible to receive an annual bonus equal to a percentage of base salary. The percentage shall be determined in the sole discretion of the Company, considering the type of employee and the ranges set forth in the following chart:

	Bonus as Percentage of Base Salary
Type of Employee	Minimum %	Target %	Maximum %

Chief Executive Officer	0%	80%	160%

Executive Chairman of the Board	0%	60%	120%

Executive Vice President	0%	50%	100%

Quarterly Weighting of Potential Bonus. A participating employee’s potential annual bonus is targeted for quarterly payout, with 20% of the potential annual bonus targeted for payout after each of the first, second and third quarters of 2005, and 40% of the potential annual bonus targeted for payout after the fourth quarter of 2005.

Components of Potential Bonus and their Relative Weights. The portion of a participating employee’s potential bonus that is actually paid out after each quarter will depend upon three components: (a) the actual performance of the Company compared to its targeted performance, (b) the actual performance of the employee’s division (if applicable) compared to its targeted performance, and (c) the employee’s individual performance, during such quarter. Each of these components is weighted depending on the type of employee in accordance with the following chart:

	Weight of Component
	in Determining Quarterly Payout
			Individual
Type of Employee	Company Performance	Division Performance	Performance

Corporate Employee	75%	0%	25%

Division Employee	25%	50%	25%

The Company and Division performance components will be derived through a comparison of actual quarterly revenue and profit of the Company or the employee’s Division, as applicable, against targeted quarterly revenue and profit. Performance targets will be approved by the Compensation Committee or the Company’s Chief Executive Officer, Chief Financial Officer, and Senior Vice President of Human Resources in advance of each quarter. In order to be eligible to receive a quarterly payout, actual revenue of the Company and the employee’s Division, if applicable, must be at least 70% of quarterly targeted revenue, and actual profit of the Company and the employee’s Division, if applicable, must be at least 85% of targeted profit.

The individual performance component will be based on the employee’s most recent annual performance review rating on a 1 (high) to 5 (low) scale, potentially adjusted each quarter by the employee’s manager (or the Compensation Committee). The Company, in its sole discretion, will distribute the payout percentages of the employees who fall within each performance rating. The distribution within each rating is generally expected to be as follows over time:

		Proposed
		Distribution of
		Employees within
		each Rating
Performance Rating	Payout %	Category

	200%	15%
1	175%	75%
	150%	10%

	175%	15%
2	150%	75%
	125%	10%

	125%	15%
3	100%	75%
	75%	10%

	75%	40%
4	50%	50%
	25%	10%

5	0%	100%

New employees without a prior performance review rating will be reviewed each quarter by their manager.

Payment Terms

Award Payment and Timing. Subject to change in the sole discretion of the Company, bonuses are targeted for quarterly payment and will be based on base salary on the last day of each quarter.

Other Rules

Termination of Employment Rules. Except as expressly provided below, in order to be eligible for any quarterly payout of the potential bonus under the Plan, a participant must have been employed by the Company or one of its subsidiaries on the first and last day of the quarter and must have been an active employee (i.e., not on leave) for at least two-thirds of the quarter to which the payout relates. A participant will have no rights with respect to a quarterly payout under the Plan if his or her employment by the Company or one of its subsidiaries terminates (for any reason, with or without cause) during the quarter.

No Assignment. The rights, if any, of a participant or any other person to any payment or other benefits under this Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of decent or distribution.

Taxation. Bonus payments will be taxed as ordinary income (wages) in the year of payment. All payments will be subject to required income, employment and other tax withholdings (generally, at the higher supplemental rate) and any other authorized deductions.

Amendment. The Company reserves the right to amend and/or terminate this Plan at any time and in any manner, with or without notice.

No Fiduciary Relationship. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed as creating a trust or any kind of fiduciary relationship between the Company and any of its affiliates on one hand, and any participant or any other person on the other hand.

No Right to Bonus or Continued Employment. Nothing contained in this Plan or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects an employee’s status as an employee at will who is subject to termination without cause, confers upon any participant any right to remain employed by or in service to the Company (or any affiliate), interferes in any way with the right of the Company (or any affiliate) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time. This Plan does not constitute a contract and does not confer upon any person any right to receive a bonus or any other payment or benefit. There is no commitment or obligation on the part of the Company (or any affiliate) to continue any bonus plan (similar to this Plan or otherwise) in any future fiscal year.

Adjustments. Without limiting the Company’s general amendment authority as set forth above, the Company may, in its sole discretion, adjust the percentage measures, related goals, and other provisions of this Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any change in corporate capitalization, any corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances (including, without limitation, litigation recoveries and bad debt and inventory valuations).

Administration. The Company (by action of its Board of Directors, a committee of the Board of Directors, or an officer or officers acting within his, her or their delegated authority) shall administer this Plan, select participants for this Plan, determine the applicable performance measures, relative weights of those measures, specific performance goals, and bonus opportunities, determine performance and the extent to which any applicable goals have been satisfied, determine whether any bonus is actually payable under this Plan and the amount of each bonus, and determine the time or times at which and the form and manner in which bonuses will be paid. The Company shall have the authority to construe and interpret this Plan and any agreement or other document relating to this Plan. All actions taken and all interpretations and determinations made by the Company in respect of this Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law. As required by the rules of the Nasdaq National Market, all decisions and payments under this plan relating to the Company’s CEO and other executive officers shall be discussed and approved by the Compensation Committee of the Company’s Board of Directors (and all language above regarding determinations made by others refers only to such person’s involvement in the recommendation made by management to the Compensation Committee).